                                                                    EXHIBIT 99.1

[SOLECTRON PRESS RELEASE LETTERHEAD]


                  Solectron Announces Remarketing of Debentures
                        Underlying Equity Security Units


For Immediate Release: Aug. 5, 2004

MILPITAS, Calif. -- Solectron Corporation (NYSE: SLR) announced today its intention to remarket up to $64,269,950 aggregate principal amount of its 7.25 percent subordinated debentures due 2006.

The debentures were issued in December 2001 in connection with Solectron's issuance of Adjustable Conversion-Rate Equity Security Units (NYSE: SLR PrS). Each Equity Security Unit consists of (a) a contract to purchase from Solectron on Nov. 15, 2004, at a price of $25, newly issued shares of Solectron common stock, and (b) a debenture in the principal amount of $25, which is the subject of this remarketing. The remarketing is being conducted pursuant to the terms of the Equity Security Units.

The debentures are scheduled to be remarketed to the public on Aug. 16, 2004 by Banc of America Securities LLC, as remarketing agent. On Aug. 16, 2004, Banc of America Securities will reset the rate of interest payable on the remarketed debentures (upon a successful remarketing). The remarketing is being conducted on behalf of debenture holders and Solectron will not receive any of the proceeds.

This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of the debentures or any other security. Any offers will be made solely by means of a remarketing prospectus supplement and accompanying prospectus supplement and prospectus filed with the Securities and Exchange Commission. Copies of the remarketing prospectus supplement and the accompanying prospectus supplement and prospectus, when available, may be obtained from Banc of America Securities LLC, 9 West 57th Street, Floor 2M, New York, NY 10019 or
(212) 583-8352, attn: High Yield Syndicate Desk.

ABOUT SOLECTRON
Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support.

                                       ###

ANALYST CONTACTS:
Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

MEDIA CONTACT:
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com